Exhibit 99.1


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Contact:  Sandra  Colony | Senior Vice  President,  Corporate  Communications  |
Insight Communications | 917-286-2300
FOR IMMEDIATE RELEASE

INSIGHT ANNOUNCES NEW EXECUTIVE VICE PRESIDENT OF CENTRAL OPERATIONS

NEW YORK - April 7, 2006 - Insight Communications has appointed Hamid R. Heidary to the position of executive vice president, central operations, effective immediately. Dinni Jain, Insight's president and chief operating officer, made the announcement.

Heidary  will  oversee  all  of  Insight's  central  support  operations,  which
encompass  the  areas  of  network   operations,   engineering  and  information
technology. He will report to Jain and will be based primarily in New York.

Heidary brings to Insight more than 20 years of experience in the telecommunications and data networking industries. In his past positions, he has served as COO of Iesy Hessen GmbH, a cable television operator in Hessen, Germany, and CTO of NTL:Europe, a multinational cable operator and telecommunication service provider. During his career, he has held various other executive technical and management positions with NTL UK, C-Cor Electronics, Inc. and Allen Bradley.

Heidary received a BSEE and MSEE from Southern Illinois University, an MBA from California Coast University and a certificate of corporate directorship from the Institute of Directors in London.

Insight Communications is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Indiana, Ohio, and Kentucky. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet, and, in selected markets, voice telephony to its customers.

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